FOR IMMEDIATE RELEASE

Resonant Inc. Reports 2016 Financial Results
and Provides Business Update
Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET

GOLETA, Calif. - March 30, 2017 --Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the year ended December 31, 2016 and provided a business update.

Management Commentary
“2016 proved to be a pivotal year for Resonant, as we transitioned from a development stage company to one focused on customer engagement and execution,” said George B. Holmes, CEO of Resonant.
“Throughout the past year, our intent has been to focus on engaging with the right players for specific designs that would show the greatest potential for revenue in the shortest amount of time. And while we started 2016 with zero active customers, MOUs or licensing agreements, we finished the year strongly with six customers and over 25 sockets under development, a majority of which are under formal licensing agreements that include upfront, non-refundable payments and negotiated royalty rates."

"It’s also worth noting that many of these new designs are in fact extensions of contracts with existing customers who know our company and technology intimately. Because of this, we believe it provides validation that our customers are pleased with the work we are doing, understand that our ISN + IP platform solutions can scale across several products in their portfolio, and see the potential for long term commercial success.”

"In February 2017, we achieved our largest milestone to-date - our first licensee reached the million unit shipment milestone of pre-production filters to four separate OEMs, which largely de-risked our technology. Delivering commercialized filters that utilize our proprietary design automation platform, ISN®, positions Resonant to potentially see an early ramp of royalty revenues in the second half of 2017."

“Looking ahead, we are confident our technology, tools and talent make Resonant competitive and favorably positioned in the market, and expect to see both additional follow on deals with existing customers and new customer engagements. With a growing number of designs under development and expanding customer pipeline, we are gaining momentum in our effort to commercialize our innovative filter design capability, which we expect to provide a roadmap to recurring royalty revenues well into the future.”

Customer Updates
To start 2017, one of Resonant’s licensee customers, in February, reached a very prominent early milestone - the shipment of over one million pre-production parts to four separate handset Original Equipment Manufacturers (OEMs). These are the first shipments by the customer under the initial licensing agreement the parties executed in May 2016, which covers three bands. Shipping these pre-production parts represents one of the last steps before commercial acceptance of its designs as Resonant transitions from a development-stage company into a product-focused licensor with recurring royalty revenue.

In addition, Resonant successfully completed a private placement of $7.5 million with Longboard Capital in February, which we believe given our current resources will provide sufficient funding for planned operations into 2018. “Throughout 2016 and into 2017, Resonant has demonstrated that it can execute against its strategic plan and retire risk,” said Brett Conrad, Managing Partner of Longboard Capital. “We look forward to their continued execution as they transition their customers from development partners into royalty revenue generators in the second half of the year.”

Finally, in March 2017, Resonant expanded a licensing agreement with an existing tier one customer for three new designs using chip scale packaging targeting difficult bands. The new license agreement encompasses the development and licensing of a TDD filter, a FDD filter and a quadplexer, all for the Chinese market.

Fourth Quarter and Full Year 2016 Financial Results

•
Revenue for 2016 was $302,000 compared to none in 2015. The increase was due to the revenue recognized in connection with the Company's filter design development agreements. Resonant began the year with two development agreements (MOUs) and ended the year with contracts for greater than 25 filter designs.

•
Research and development expenses for 2016 totaled approximately $6.4 million compared with $4.3 million for 2015, due to higher costs associated with an increase in headcount and the associated activity on various filter designs.

•
General and administrative expense for 2016 totaled approximately $8.5 million, compared with $4.9 million in 2015. The increase was primarily due to increased payroll and travel costs associated with the expansion of the Company's sales and marketing team and increased business development efforts. Resonant also incurred $598,000 of legal expenses, $295,000 of senior executive transition costs and $92,000 of business acquisition costs.

•	Operating loss in 2016 totaled $15.3 million, compared with $9.7 million in 2015. This increase was primarily due to higher G&A expenses and R&D costs associated with the growth of our business.

•
The net loss for 2016 was $15.2 million, compared with $9.7 million for 2015. Diluted net loss per share in 2016 was $1.57, and was based on 9.7 million shares outstanding. Diluted net loss per share in 2015 was $1.36, and was based on 7.2 million shares outstanding.

•
On a non-GAAP basis, adjusted EBITDA for 2016, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(11.9) million, or $(1.23) per fully diluted share. This compared with non-GAAP adjusted EBITDA for 2015 of $(7.6) million, or $(1.06) per fully diluted share.

•
Cash and investments at December 31, 2016 totaled $9.8 million, compared with $5.5 million at December 31, 2015. Subsequent to year end, the company raised an additional $7.5 million in gross proceeds from the sale of equity securities. Management believes it has sufficient cash to support planned operations into 2018.

Conference Call
Management will host an investor conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss Resonant’s fourth quarter and full year 2016 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Thursday, March 30, 2017
Time: 1:30 p.m. Pacific time
U.S. Dial-in: 1-877-407-3982
International Dial-in: 1-201-493-6780
Conference ID: 13656211
Webcast: http://public.viavid.com/index.php?id=123096

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through April 30, 2017. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13656211. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN FY16 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant is creating software tools and IP & licensable blocks that enable the development of innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise. For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs, the timing and amount of future royalty streams, the sufficiency of our cash for planned operations, and the potential future licensing of our designs to existing and new customers. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@mzgroup.us

Resonant Inc.
Condensed Consolidated Statements of Operations

	Year Ended December 31, 2016	Year Ended December 31, 2015
REVENUE	$302,000	$—
OPERATING EXPENSES
R&D expenses	6,443,000	4,308,000
G&A expenses	8,455,000	4,942,000
Depreciation and amortization	694,000	491,000
TOTAL OPERATING EXPENSES	15,592,000	9,741,000
OPERATING LOSS	(15,290,000)	(9,741,000)
OTHER INCOME (EXPENSE)
Interest and investment income	22,000	27,000
Other income	(1,000)	—
TOTAL OTHER INCOME (EXPENSE)	21,000	27,000
LOSS BEFORE INCOME TAXES	(15,269,000)	(9,714,000)
Provision for (benefit from) income taxes	(22,000)	1,000
NET LOSS	$(15,247,000)	$(9,715,000)
Foreign currency translation adjustment, net of tax	$(51,000)	$—
COMPREHENSIVE LOSS	$(15,298,000)	$(9,715,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(1.57)	$(1.36)
Weighted average shares outstanding — basic and diluted	9,691,115	7,160,567

Resonant Inc.
Condensed Consolidated Balance Sheets

	December 31, 2016	December 31, 2015

ASSETS
Cash and cash equivalents	$5,084,000	$2,501,000
Investments held-to-maturity	4,747,000	3,006,000
Other current assets	216,000	138,000
TOTAL CURRENT ASSETS	10,047,000	5,645,000
PROPERTY AND EQUIPMENT, NET	994,000	992,000
TOTAL NONCURRENT ASSETS	2,158,000	930,000
TOTAL ASSETS	$13,199,000	$7,567,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,705,000	$1,045,000
Other current liabilities	299,000	34,000
TOTAL CURRENT LIABILITIES	3,004,000	1,079,000
TOTAL LONG-TERM LIABILITIES	62,000	20,000
STOCKHOLDERS’ EQUITY
Common stock	12,000	7,000
Additional paid-in capital	56,331,000	37,373,000
Accumulated other comprehensive loss	(51,000)	—
Accumulated deficit	(46,159,000)	(30,912,000)
TOTAL STOCKHOLDERS’ EQUITY	10,133,000	6,468,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,199,000	$7,567,000

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Year Ended December 31, 2016	Year Ended December 31, 2015

Net loss (GAAP)	$(15,247,000)	$(9,715,000)
Add the following items:
Other income	21,000	27,000
Stock Compensation	2,659,000	1,611,000
Provision for (benefit from) income taxes	(22,000)	1,000
Depreciation and amortization	694,000	491,000
Adjusted EBITDA (non-GAAP)	$(11,895,000)	$(7,585,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(1.23)	$(1.06)
Weighted average shares outstanding — basic and diluted	9,691,115	7,160,567